Exhibit 99.3

Regional Brands Inc. Partners with Private Equity Firm Lorraine Capital, LLC to Acquire B.R. Johnson

Regional Brands Inc. (“Regional”; OTC: RGBD) today announced that it has partnered with Lorraine Capital, LLC (“Lorraine”) and members of senior management of B.R. Johnson Inc. (“B.R. Johnson”) to complete the acquisition of the operating business and assets of B.R. Johnson on November 1, 2016 through a newly formed entity, B.R. Johnson, LLC (together with B.R. Johnson, “BRJ”). Senior management of BRJ is expected to remain in their roles going forward and will continue to run the company.

BRJ is based in Syracuse, NY and is a regional distributor and installer of high quality windows, doors, hardware and specialty products with a focus on complex, commercial projects. BRJ has been in business since 1928 and meets Regional’s acquisition requirements of being a high quality, historically profitable business with a strong core position in its regional markets and the ability to grow.

Key elements of the transaction include the following:

-	BRJ will be an operating subsidiary of Regional post-closing. Regional will own 76.2% of BRJ’s common equity post-closing, and Lorraine and members of senior management of BRJ will own 23.8% of the common equity post-closing;
-	BRJ will continue to be headquartered in Syracuse and will operate as an autonomous business managed by the current BRJ team with oversight of a management committee controlled by Lorraine. Lorraine will also provide management, financial and reporting services to BRJ pursuant to a management services agreement in exchange for a management fee based on BRJ’s EBITDA;
-	Regional has issued and sold 894,393 shares of its common stock for an aggregate purchase price of $12,074,305.50 in a private placement to finance the acquisition as well as potential future acquisitions;
-	Carl Grassi, current Chairman of law firm McDonald Hopkins LLC, has joined Regional as Chairman of the Board and Fred DiSanto, Chairman and CEO of Ancora Advisors, LLC, has joined Regional as CEO. Brian Hopkins, former Chairman and CEO of Regional, will remain on the Board of Directors, as will current director Jeff Anderson;
-	Regional’s representatives on the management committee of BRJ will be Mr. DiSanto and Louis Joseph. Mr. Joseph is the President & CEO of The Brewer-Garrett Company, a professional building and engineering services company;
-	Subject to customary working capital adjustments, total consideration for the acquisition of B.R. Johnson (including transaction fees and expenses) is approximately $16.0 million. The EBITDA multiple based on BRJ’s last twelve months income statement amounts to 5.2x. Regional will be providing $10.95 million in debt and equity financing (consisting of $7.14 million in a senior subordinated term note and $3.81 million in preferred equity of BRJ), with the remainder coming from bank financing, a seller’s note and entities affiliated with Lorraine;
-	BRJ’s year to date bookings through September 2016 are up 17.8% versus September 2015. Bookings are a key measure of future revenues for BRJ.

“We are excited to be part of the next phase of BRJ’s growth,” said Carl Grassi, Chairman of Regional. “We recognize the industry expertise and high quality solutions that BRJ brings to its clients and we look forward to working to assist management and Lorraine in continuing that strong tradition.”

“I’m pleased that Lorraine and senior management of BRJ have agreed to partner with us,” said Fred DiSanto, CEO of Regional. “As we move forward, we believe BRJ’s focus on continuing to provide the best quality service to its customers and partners while maintaining local control and ownership will serve the company well. We are enthusiastic about providing capital to make their vision a reality.”

About B.R. Johnson, LLC

B.R. Johnson, LLC (“BRJ”) is a building products distributor and contractor specializing in windows, doors, hardware, and specialty products. The company was founded in 1928 and has maintained a reputation of representing products that are considered to be among the best in their product category. BRJ services numerous markets, primarily in the commercial segment, including educational buildings, multifamily housing, health care, historic conversions, and energy performance contracting.

About Regional Brands Inc.

Regional Brands is a publicly traded holding company seeking to acquire substantial ownership in regional companies with strong brand recognition, stable revenues and profitability. For more information, please visit: www.regionalbrandsinc.com.

About Lorraine Capital, LLC

Lorraine Capital, LLC is a private investment firm formed by Western New Yorkers that is focused on Upstate New York companies. With no pre-determined hold period or structure, Lorraine can custom tailor each opportunity to fit the needs of each company and/or their selling shareholders. For more information, please visit: www.lorrainecapital.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Regional’s current expectations and projections about its future results, performance, prospects and opportunities. Regional has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “expect,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to Regional and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Although Regional believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully Regional’s filings with the SEC for information regarding risk factors that could affect Regional’s results. Except as otherwise required by federal securities laws, Regional undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.